Exhibit 99.1

Highlights OPERATIONS  Scheduled maintenance at Curragh and suspension of thermal coal production at Logan (Toney Fork) resulted in lower ROM and saleable production    ROM production of 7.5 Mt, down 15.7% on June 2019 quarter Saleable production of 5.2 Mt, down 2.9% on June 2019 quarter Buchanan ROM of 1.9 Mt up 4.5% and saleable production of 1.2 Mt in line with the June 2019 quarter.  Safety performance in Australia and the US continued to outperform national industry averages  Awarded a 6-year contract to Thiess for mining services at Curragh’s northern operations COAL SALES  Sales volumes of 4.9Mt, down 8.7% on the June 2019 quarter, consistent with reduced production due to scheduled mine and rail maintenance at Curragh and higher inventories at Buchanan Metallurgical coal as a proportion of saleable production was 83.7% for the September quarter, 2.2% lower compared to the June 2019 quarter.    Export sales of 75%, down 3% compared to the prior quarter Group realised metallurgical coal price of $125.9 per tonne. Average for all grades with a mix of FOR and FOB pricing, down 8.6% compared to the June quarter FINANCIAL AND CORPORATE  Q3 revenue of $536 million (unaudited). Year to date (9 months) revenue of $1,770 million (unaudited)  Year to date mining cost per tonne sold of $52.2 per tonne (unaudited)  Net debt of $276 million as at 30 September 2019 following the payment of the interim distribution of $0.41 per CDI (dividend of $0.112 per CDI and capital return $0.298 per CDI)  Successfully increased Syndicated Facility Agreement from $350 million to $550 million and extended maturity to February 2023 * FY18 has been stated on a proforma basis Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 31, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 F +61 7 3229 7402 E investors@coronadoglobal.com.au www.coronadoglobal.com.au About Coronado Coronado Global Resources Inc is a leading international producer of high-quality metallurgical coal, an essential element in the production of steel. Our coals, transformed in the steelmaking process, support the manufacture of every day steel-based products that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest metallurgical coal producers globally by export volume and the largest metallurgical coal producer in the United States by production volume. The management team has over 100 years of combined experience in all aspects of the coal value chain and has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated.

Message from the CEO A solid performance from our Australian and US mining operations during the September 2019 quarter was somewhat overshadowed by export market volatility and the completion of a significant planned maintenance activity at Curragh that will underpin future incremental growth. During the quarter, the safety performance of our Australian and US operations continued to perform better than national averages. The Safety Reset program, announced by the Queensland Department of Natural Resources, Mines and Energy,was implemented at Curragh. This important and well supported initiative required a comprehensive review of internal safety programs and procedures to ensure our people remain safe whilst at work. As expected, ROM and saleable production for the quarter was impacted by scheduled maintenance shutdowns on a dragline and the CHPP at Curragh. ROM production for the September quarter was 7.6 Mt, down 15.7% from the June quarter. Saleable production for the quarter was 5.2 Mt, representing a 2.9% decrease. The maintenance work completed on Curragh’s CHPP and associated infrastructure was a key first step to improving the long-term reliability of plant and equipment that will underpin our mine expansion and growth plans. The new Curragh mine plan was announced with our Interim Results in August. The comprehensive review undertaken by our team since acquisition has delivered a more refined mine plan capable of increasing saleable production to 15 Mt by 2023 through a capital light The benchmark price for metallurgical coal sharply declined by 37% during the September quarter and resulted in the Company announcing a revised EBITDA guidance of $687 million to $737 million for the current year, being 6.8% below the lower end of the previous guidance range. Whilst the extent of the decline in prices was not expected, our low-cost operating structure and balance sheet capacity means we are better positioned than most of our peers to weather a softer price environment without the need to reduce critical investment in our assets. Current volatile market conditions highlight the importance of our strategy of extracting the incremental tonne from all operations. We will continue to improve the controllable aspects of our Company, including a disciplined approach to capital allocation, to ensure we remain as competitive as possible through the cycle. Financial performance for the September quarter was sound with unaudited revenue of $536 million. For the nine months to September, unaudited revenue was $1,770 million. We increased our multicurrency Syndicated Facility Agreement from $350 million to $550 million and extended the maturity by 12 months to February 2023. The support from our banking syndicate reflects the strength and stability of the Company’s balance sheet, the quality of our assets and, most importantly, the resilience of our underlying project cash flow. The SFA will allow the Company to deliver Curragh’s expansion targets with enough headroom and flexibility to take advantage of suitable inorganic growth opportunities as they present. We believe the next phase of the market cycle may provide an opportunity to acquire accretive and quality assets. It is now 12 months since Coronado listed on the ASX and in that time we have significantly enhanced the growth potential of the Company. We have a highly experienced management team and a fundamentally low-cost asset base that delivers a competitive advantage. I am confident we will come through the cycle in a stronger position than before. expansion of Curragh’s CHPP. We expect this expansion will deliver a substantial uplift in value over the near term. We also announced during the quarter that a six-year contract was awarded to Thiess to provide mining services at Curragh’s northern operations. This will provide continuity and stability to Curragh’s northern operations while we deliver on our expansion plans. Mining operations at Buchanan produced good results as well with saleable production steady at 1.2 Mt. Inventory at Buchanan increased and sales volume for the period decreased due to subdued demand from Europe and Brazil for metallurgical coal. In addition, shipments to China ceased in September as a result of tariffs imposed on US coal eroding profitability in this market. We are actively leveraging our global customer base to find new marketing channels for Buchanan. At Logan, thermal coal production at the Toney Fork surface mine was suspended during the quarter due to declining thermal coal prices. This will reduce thermal coal saleable production by 0.5 Mt over the remainder of the calendar year. Reduced thermal coal production will be partially offset by increased production of higher quality metallurgical coal from the new mine areas. Gerry Spindler, Chief Executive Officer

## Production and Sales

### Quarterly Production and Sales Performance (Unaudited)

| Summary Information | | Sep Q19 | Jun Q19 | Change | Sep 2019 YTD | Sep 2018 YTD | Change |
|---|---|---|---|---|---|---|---|
| **ROM Production** | **Mt** | **7.5** | **8.9** | **(15.7%)** | **24.2** | **23.3** | **4.1%** |
| Curragh | Mt | 3.8 | 4.9 | (22.1%) | 12.7 | 11.7 | 8.4% |
| Buchanan | Mt | 1.9 | 1.8 | 4.5% | 5.5 | 5.4 | 2.5% |
| Logan | Mt | 1.6 | 1.9 | (14.0%) | 5.3 | 5.4 | (1.4%) |
| Greenbrier | Mt | 0.2 | 0.3 | (19.3%) | 0.8 | 0.9 | (10.9%) |
| **Saleable Production** | **Mt** | **5.2** | **5.4** | **(2.9%)** | **15.7** | **14.9** | **4.9%** |
| Curragh | Mt | 3.1 | 3.2 | (2.4%) | 9.4 | 9.1 | 3.9% |
| Buchanan | Mt | 1.2 | 1.2 | - % | 3.6 | 3.5 | 2.5% |
| Logan | Mt | 0.7 | 0.8 | (10.3%) | 2.2 | 2.1 | 2.9% |
| Greenbrier | Mt | 0.2 | 0.2 | - % | 0.5 | 0.5 | (1.4%) |
| **% Met coal** | **%** | **83.7%** | **85.6%** | **(2.2%)** | **84.9%** | **82.6%** | **2.8%** |
| **Sales Volumes** | **Mt** | **4.8** | **5.4** | **(11.1%)** | **15.3** | **15.6** | **(1.0%)** |
| Curragh | Mt | 3.1 | 3.3 | (6.2%) | 9.5 | 9.5 | 0.5% |
| Buchanan | Mt | 1.0 | 1.2 | (19.7%) | 3.4 | 3.6 | (5.8%) |
| Logan | Mt | 0.6 | 0.7 | (3.6%) | 2.0 | 2.0 | (2.4%) |
| Greenbrier | Mt | 0.1 | 0.1 | 8.8% | 0.4 | 0.5 | (28.4%) |
| **Sales Mix** | | | | | | | |
| Met Coal | % | 79.0% | 80.0% | (0.1%) | 80.0% | 80.0% | - % |
| Thermal Coal | % | 21.0% | 20.0% | 0.2% | 20.0% | 20.0% | - % |
| Export Sales | % | 75% | 77.8% | (4.1%) | 76% | 72% | 5.4% |
| Domestic Sales | % | 25% | 22.2% | 14.4% | 24% | 28% | (13.9%) |
| AU – Realised Met price (FOB) | US$/t | 136.8 | 151.4 | (9.7%) | 147.2 | 153.6 | (4.1%) |
| Index Price | US$/t | 161.5 | 203.2 | (20.5%) | 189.7 | 202.3 | (6.2%) |
| % of Index | % | 84.7% | 74.5% | 13.7% | 77.6% | 75.9% | (2.2%) |
| US – Realised Met price (FOR) | US$/t | 109.9 | 118.8 | (7.6%) | 114.8 | 107.2 | 7.1% |
| % of Index | % | 68.0% | 58.5% | 16.2% | 60.5% | 51.8% | (6.2%) |
| Group - Realised Met price | US$/t | 125.9 | 137.8 | (8.6%) | 133.8 | 132.4 | 1.0% |
| % of Index | % | 78.0% | 67.8% | 15.0% | 70.5% | 65.5% | 7.7% |

September quarter ROM coal production was 7.5 Mt, 15.7% lower compared to the June 2019 quarter due to the scheduled maintenance shutdown of a dragline at Curragh and build of in-pit inventory. Raw coal inventory at the mine remains at healthy levels to support saleable production in the December quarter. ROM production at Buchanan was 1.9 Mt, 4.5% higher, due to favourable underground mining conditions, while Logan's ROM production was 1.6 Mt, down 14.0%, following the suspension of thermal coal surface mining operations at Toney Fork.

Saleable production for the Group of 5.2 Mt for the September quarter decreased by 2.9% compared to the June quarter. Saleable production at Curragh was 3.1 Mt, 2.4% lower due to planned maintenance at the CHPP. Buchanan's saleable production of 1.2 Mt for the September quarter was consistent with the previous period. Saleable production at Logan decreased by 10.3% due to the suspension of thermal coal mining operations at Toney Fork.

September quarter sales volume of 4.8 Mt was 11.1% lower than the June quarter volume. Sales volume at Curragh was 3.1 Mt, representing a 6.2% reduction in volume due to scheduled mine maintenance activities and lower train availability due to planned track and port facilities maintenance by the respective operators.

Sales volume at Buchanan was 1.0 Mt or 19.7% lower compared to the previous quarter. Inventory levels increased following a slowdown in demand in Europe, Brazil and the impact of the trade tariffs on exports to China which are unsustainable at the current lower market prices. Logan's sales volume was 0.6 Mt, 3.6% lower than the June quarter as a result of the suspension of operations at the Toney Fork surface mine.

The realised metallurgical coal price for Curragh was $136.8 per tonne (FOB) for the September 2019 quarter, a decrease of 9.7% compared to the previous quarter. The realised metallurgical coal price for the US operations of $109.9 per tonne (FOR) was 7.6% lower than the June 2019 quarter. The reduction in realised pricing during the quarter was a reflection of the decline in index pricing during the period which moderated by 37%.

Q3 FY19 Export Mix Q3 FY19 Sales Mix 21% 25% 75% 79% Thermal Coal Export Sales Domestic Sales Metallurgical Coal Coronado’s proportion of metallurgical coal sales in the September quarter was consistent with the previous quarter, representing 79.0% of the total sales mix. Export sales as a percentage of total sales for the September quarter was 75%, a reduction of 4.1% compared to the previous quarter. Financial and Corporate Total Group revenue (unaudited) for the nine-month period to 30 September 2019 was $1,770 million. Unaudited September quarter revenue was $536 million. Unaudited year-to-date mining cost per tonne sold for the Group was $52.2 per tonne. Mining costs per tonne sold increased on a year-to-date basis due to lower Group saleable production generated in the September 2019 quarter. Year-to-date capital expenditure was $117.4 million (unaudited). The interim distribution of $396.3 million (comprising of a franked dividend of $0.112 per CDI and capital return of $0.298 per CDI) was paid to shareholder on 20th September 2019. At 30 September 2019 the Company held a net debt position of $276 million. The Syndicated Facility Agreement (SFA) was successfully increased from $350 million to $550 million. Coronado has also extended the maturity of the SFA by an additional 12 months to February 2023.

Operational Overview Safety In Australia, the 12-month rolling closely monitoring water supply and has prepared contingency plans in the event that water allocation is reduced. Buchanan ROM production was 1.9 Mt for the quarter which was 4.5% higher than the June 2019 quarter.Saleable production for the quarter was 1.2 Mt which was average Total Reportable Injury Frequency Rate (TRIFR) at the end of the quarter was 5.46. In the US the Total Reportable Incident Rate (TRIR) for 12-month rolling average period was 1.34. The Group’s safety performance has outperformed the national average in both Australia and the US. Curragh The September 2019 quarter saw significant planned maintenance operations undertaken at Curragh which affected saleable production and sales volume. To minimise disruption, maintenance of the CHPP was scheduled to coincide with planned maintenance of the rail track and port facilities by the respective operators. ROM production for the September quarter was 3.8 Mt, a reduction of 22.1% on the previous quarter due to dragline maintenance and an increase in-pit inventory. Saleable production was 3.1 Mt, down 2.4% compared to the prior quarter due to maintenance on the CHPP. Sales volumes of 3.1 Mt were 6.2% lower than the prior quarter and was impacted by planned CHHP, rail track and port infrastructure maintenance. The realised metallurgical coal price for Curragh was $136.8 (FOB) for the quarter which was 9.7% lower than the previous quarter. This was a result of a decrease in the overall benchmark coking coal index. All significant maintenance on the Curragh CHPP has been completed for the year. It is anticipated that the overall reliability of the plant and infrastructure will consistent with the June 2019 quarter. Buchanan continued to experience favourable underground mining conditions during the period. Sales volume for the September 2019 quarter was 1.0 Mt, 19.7% lower than the June 2019 quarter. Inventory levels have increased primarily due to suspension of shipments to China as a result of the imposition of tariffs, which makes exports to China at the current market prices unsustainable. Management are activity leveraging Coronado’s global customer base to explore new marketing channels. A longwall move has been scheduled for early in the October 2019. In conjunction with the longwall move, Buchanan will shutdown mine infrastructure for routine maintenance. Logan ROM production of 1.6 Mt was 14.0% lower than the June 2019 quarter as a result of operations at Toney Fork surface mine being suspended due to a fall in pricing for thermal coal. Similarly, saleable production for the quarter was down 10.3% to 0.7 Mt and sales volume for the quarter was down 3.6% to 0.6 Mt. Export demand for high vol metallurgical coking coal remains subdued following the reduction in steel capacity in Europe and Brazil. Additional domestic sales will be targeted for Logan’s products in FY20. New sources of production are expected to continue to ramp-up during the remainder of FY19. The higher quality of metallurgical coal produced will partially offset the suspension of thermal coal production from the Toney Fork surface mine. Greenbrier ROM production at Greenbrier was 0.2 Mt, 19.3% lower than the previous quarter. Saleable production of 0.2 Mt was consistent with the June 2019 quarter due to improved performance at the underground and surface mines. improve and underpin expansion. During the quarter a the first stage of Curragh’s six-year contract for mining services at Curragh’s northern operations was awarded to Thiess. The scope of work includes overburden removal and haulage, coal mining and run of mine rehandling services, equipment maintenance and pit dewatering. The Central Highlands region where Curragh is located is experiencing a significant dry period. Curragh is

Sale volume of 0.1 Mt was 8.8% higher than the previous quarter. Demand for Greenbrier mid vol metallurgical coal remains strong.

## Exploration & Development

A drilling and seismic exploration program was approved during the first half of 2019 to define a potential underground resource at Curragh. Exploration work commenced during the September 2019 quarter.

Additional core hole drilling at Pangburn-Shaner-Fallowfield (PSF) has been scheduled for Q4 in 2019.

## Coal Market Outlook

During the September quarter the Platts PLV Coking Coal price declined from $195/t to circa $137/t in late September. During early October, the price rebounded to $150/t.

The port restrictions affecting Australian coal exports to China took full effect during the September 2019 quarter. However, demand for high grade Australian coking coal remains high and product continues to be imported by selected steel mills.

Steel producers outside of China, in particular Japan, Korea, India, Brazil and Europe have been impacted by a slowdown in the demand for steel. Spot coal availability remains strong in the Atlantic and Pacific basins with the market presently oversupplied.

From an industry perspective, it is likely that higher cost operations will be forced to reduce production over the near-term resulting in the supply correcting back into equilibrium.

## Glossary

| | |
|---|---|
| **A$** | Australian dollar currency |
| **ASX** | Australian Securities Exchange |
| **Capital Expenditure** | Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows |
| **CHPP** | Coal Handling Preparation Plant |
| **EBITDA** | Earnings before interest, tax, depreciation and amortization |
| **FOB** | Free Onboard Board in the vessel at the port |
| **FOR** | Free Onboard Rail in the railcar at the mine |
| **HCC** | Hard coking coal |
| **Index** | Platts Premium Low Volatile HCC, US$/t FOB East Coast Australia, except for Prospectus proforma, Wood Mackenzie Qld HCC benchmark |
| **Kt** | Thousand tonnes, metric |
| **Met Coal** | Metallurgical quality coal |
| **Mining costs per tonne sold** | Costs of coal revenues / sales volumes |
| **Mt** | Million tonnes, metric |
| **PCI** | Pulverised Coal Injection |
| **Prospectus** | The Coronado Global Resources Inc Prospectus lodged with ASIC on 24 September 2018 |
| **Realised price** | Weighted average revenue per tonne sold |
| **ROM** | Run of Mine, coal mined |
| **Saleable production** | Coal available to sell, either washed or bypassed |
| **Sales volumes** | Sales to third parties |
| **Strip Ratio** | Ratio of overburden removed to coal mined (ROM) |
| **TRIFR** | Total Reportable Injury Frequency Rate |
| **TRIR** | Total Reportable Incident Rate |
| **US$** | United States dollar currency |

**Corporate** **Investors**

APPENDIX Cautionary Notice Regarding Forward-Looking Statements This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers", “forecasts”, “targets” and other similar words. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Registration Statement on Form 10 Amendment No.2 filed with the ASX and SEC on 28 June 2019, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com.au. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. Reconciliation of Non-GAAP measures This report which includes a discussion of results of operations includes references to and analysis of certain non - GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Management uses a variety of financial and operating metrics to analyse performance. These metrics are significant factors in assessing operating results and profitability. These financial and operating metrics include: (i) safety and environmental metrics; (ii) sales volumes and average realised price per Mt or metallurgical coal sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; and (iii) average mining costs per Mt sold, which we define as cost of coal revenues divided by sales volumes.

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

| (In US$000, except for volume data) | For Nine Months Ended September 30, 2019<br>Total Consolidated (unaudited) |
|---|---|
| **Total costs and expenses** | **1,340,377** |
| Less: Selling, general and administrative expense | 26,544 |
| Less: Depreciation, depletion and amortization | 125,134 |
| **Total operating costs** | **1,188,699** |
| Less: Other royalties | 129,237 |
| Less: Stanwell rebate | 134,846 |
| Less: Freight expenses | 126,335 |
| **Total mining costs** | **798,281** |
| Sales Volume (MMt) | 15,292 |
| **Average mining costs per tonne sold** | **$52.2/t** |

A reconciliation of Realised price per Mt of metallurgical coal sold is shown below for each of the periods presented in this report:

| | For three Months Ended September 30, 2019 | | |
|---|---|---|---|
| (In US$'000, except for volume data) | Australian Operations (unaudited) | US Operations (unaudited) | Consolidated (unaudited) |
| **Total Revenues** | **350,505** | **185,336** | **535,841** |
| Less: Other revenues | 8,289 | 1,778 | 10,067 |
| Total coal revenues | **342,216** | **183,558** | **525,774** |
| Less: Thermal coal revenues | 23,582 | 11,274 | 34,856 |
| **Metallurgical coal revenues** | **318,634** | **172,284** | **490,918** |
| Volume of Metallurgical coal sold (Mt) | 2,330 | 1,568 | 3,828 |
| **Realised price per Mt of Metallurgical coal sold** | **$136.8/t** | **$109.9/t** | **$125.9/t** |

| | For nine Months Ended September 30, 2019 | | |
|---|---|---|---|
| (In US$'000, except for volume data) | Australian Operations (unaudited) | US Operations (unaudited) | Consolidated (unaudited) |
| **Total Revenues** | **1,144,689** | **625,487** | **1,770,176** |
| Less: Other revenues | 26,528 | 5,387 | 31,915 |
| Total coal revenues | **1,118,161** | **620,100** | **1,738,261** |
| Less: Thermal coal revenues | 71,563 | 40,282 | 111,845 |
| **Metallurgical coal revenues** | **1,046,598** | **579,818** | **1,626,416** |
| Volume of Metallurgical coal sold (Mt) | 7,108 | 5,050 | 12,158 |
| **Realised price per Mt of Metallurgical coal sold** | **$147.2/t** | **$114.8/t** | **$133.8/t** |

| (In US$'000, except for volume data) | For three Months Ended June 30, 2019<br>Australian Operations (unaudited) | US Operations (unaudited) | Consolidated (unaudited) |
|---|---|---|---|
| **Total Revenues** | **412,810** | **229,647** | **642,457** |
| Less: Other revenues | 9,107 | 2,660 | 11,767 |
| Total coal revenues | **403,703** | **226,987** | **630,690** |
| Less: Thermal coal revenues | 26,687 | 15,331 | 42,018 |
| **Metallurgical coal revenues** | **377,016** | **211,656** | **588,672** |
| Volume of Metallurgical coal sold (Mt) | 2,491 | 1,781 | 4,271 |
| **Realised price per Mt of Metallurgical coal sold** | **$151.4/t** | **$118.8/t** | **$137.8/t** |

| (In US$'000, except for volume data) | For three Months Ended September 30, 2018<br>Australian Operations (unaudited) | US Operations (unaudited) | Consolidated (unaudited) |
|---|---|---|---|
| **Total Revenues** | **396,979** | **202,655** | **599,634** |
| Less: Other revenues | 6,967 | 823 | 7,790 |
| Total coal revenues | **390,012** | **201,832** | **591,844** |
| Less: Thermal coal revenues | 23,765 | 14,418 | 38,183 |
| **Metallurgical coal revenues** | **366,247** | **187,414** | **553,661** |
| Volume of Metallurgical coal sold (Mt) | 2,413 | 1,805 | 4,218 |
| **Realised price per Mt of Metallurgical coal sold** | **$152.0/t** | **$103.8/t** | **$131.4/t** |

| (In US$'000, except for volume data) | For nine Months Ended September 30, 2018<br>Australian Operations proforma (unaudited) | US Operations (unaudited) | Consolidated proforma (unaudited) |
|---|---|---|---|
| **Total Revenues** | **1,100,858** | **614,959** | **1,715,817** |
| Less: Other revenues | 22,818 | 3,315 | 26,133 |
| Total coal revenues | **1,078,040** | **611,644** | **1,689,684** |
| Less: Thermal coal revenues | 72,982 | 41,712 | 114,694 |
| **Metallurgical coal revenues** | **1,005,058** | **569,932** | **1,574,990** |
| Volume of Metallurgical coal sold (Mt) | 6,537 | 5,318 | 11,855 |
| **Realised price per Mt of Metallurgical coal sold** | **$153.7/t** | **$107.2/t** | **$132.8/t** |

Reconciliations of certain forward-looking non-GAAP financial measures, including our 2019 EBITDA guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.